Exhibit 18

Letter Regarding Change in Accounting Principle

Mr. Jeff Passmore
Chief Accounting Officer
Hallmark Financial Services, Inc.
777 Main Street, Suite 1000
Fort Worth, Texas 76102

Dear Mr. Passmore:

Note 1 of the Notes to Consolidated Financial Statements of Hallmark Financial Services, Inc. and subsidiaries (“the Company”) included in its Form 10-K for the year ended December 31, 2010, describes a change in the date of the Company’s annual goodwill impairment test required under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 350, Intangibles – Goodwill and Other, from the last day of the fiscal fourth quarter to the first day of the fiscal fourth quarter. There are no authoritative criteria for determining which date is preferable based on the particular circumstances; however, we conclude that such change is to an acceptable alternative which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.

/s/ ERNST & YOUNG LLP

Fort Worth, Texas
February 28, 2011